Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-190741

Issuer Free Writing Prospectus dated November 7, 2014

Cardinal Health, Inc.

Pricing Term Sheet

Issuer:	Cardinal Health, Inc.

Trade Date:	November 7, 2014

Settlement Date:	T+7; November 19, 2014*

Underwriters:

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Co-Managers:

Sun Trust Robinson Humphrey, Inc.

The Huntington Investment Company

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

2.400% Notes due 2019

Aggregate Principal Amount:	$450,000,000

Maturity Date:	November 15, 2019

Interest Rate:	2.400%

Issue Price:	99.813% of principal amount

Underwriting Discount (before reimbursement of expenses):	0.600% ($2,700,000)

Net Proceeds to Issuer (after Underwriting Discount but before expenses):	$446,458,500

Benchmark Treasury:	UST 1.500% due October 31, 2019

Benchmark Treasury Price:	99-18 1⁄4

Benchmark Treasury Yield:	1.590%

Spread to Benchmark Treasury:	+85 basis points

Yield to Maturity:	2.440%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2015

Make-whole Call:

The notes will be redeemable in whole at any time or, in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 15 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

CUSIP/ISIN:	14149Y AZ1 / US14149YAZ16

3.500% Notes due 2024

Aggregate Principal Amount:	$400,000,000

Maturity Date:	November 15, 2024

Interest Rate:	3.500%

Issue Price:	99.483% of principal amount

Underwriting Discount (before reimbursement of expenses):	0.650% ($2,600,000)

Net Proceeds to Issuer (after Underwriting Discount but before expenses):	$395,332,000

Benchmark Treasury:	UST 2.375% due August 15, 2024

Benchmark Treasury Price:	100-17+

Benchmark Treasury Yield:	2.312%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	3.562%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2015

Make-whole Call:

The notes will be redeemable, prior to August 15, 2024 (three months prior to their maturity), in whole at any time or, in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes of such series matured on August 15, 2024 (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 20 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

The Issuer may also redeem some or all of the notes on or after August 15, 2024 (three months prior to their maturity), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP/ISIN:	14149Y BA5 / US14149YBA55

4.500% Notes due 2044

Aggregate Principal Amount:	$350,000,000

Maturity Date:	November 15, 2044

Interest Rate:	4.500%

Issue Price:	98.430% of principal amount

Underwriting Discount (before reimbursement of expenses):	0.875% ($3,062,500)

Net Proceeds to Issuer (after Underwriting Discount but before expenses):	$341,442,500

Benchmark Treasury:	UST 3.375% due May 15, 2044

Benchmark Treasury Price:	106-11+

Benchmark Treasury Yield:	3.047%

Spread to Benchmark Treasury:	+155 basis points

Yield to Maturity:	4.597%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2015

Make-whole Call:

The notes will be redeemable, prior to May 15, 2044 (six months prior to their maturity), in whole at any time or, in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes of such series matured on May 15, 2044 (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 25 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

The Issuer may also redeem some or all of the notes on or after May 15, 2044 (six months prior to their maturity), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP/ISIN:	14149Y BBC / US14149YBB39

*	We expect that delivery of the notes will be made to investors on or about the 7th business day following the date of this prospectus supplement (such settlement being referred to as ‘‘T+7’’). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. at 1-201-793-5170, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-603-5847.

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